WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 9
                        Supplement Dated February 22, 2002
                      To Prospectus Dated November 14, 2001

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 9 dated November 14, 2001, and the single-page supplement to prospectus dated November 14, 2001. The single-page supplement is not for use in all states.

TABLE OF CONTENTS

                                                                            Page
Status of Series 9 Offering....................................................1
Local Limited Partnership Investments..........................................1


STATUS OF SERIES 9 OFFERING

        Series 9 is now offering a minimum of 1,400 Units on the terms set forth in the prospectus. As of the date hereof, Series 9 has received subscriptions in the amount of $1,008,000 (1,008 Units). Of the total, $74,500 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Series 9 has identified for acquisition or acquired interests in:

o    Byhalia Estates, L.P., a Mississippi limited partnership;
o    Parker Estates, L.P., a Mississippi limited partnership.

These entities are referred to herein as local limited partnerships.

o    Byhalia owns the Byhalia Estates Apartments in Byhalia, Mississippi;
o Parker Estates owns the Parker Estates Apartments located in Sunflower, Mississippi.

         WNC & Associates, Inc. believes that Series 9 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 9 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 9. Series 9 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 9 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 9.



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
         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED    ESTIMATED                              PERMANENT
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     ANTICIPATED
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         AGGREGATE
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    TAX CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
BYHALILA      Byhalia       Byhalia      June 2002    $1,006,000   8 1BR Units   $355        $539,500     $349,330
              Estates       (Marshall                              17 2BR Units  $385        RD (3)
              Apartments    County),
                            Mississippi                                                      $204,535
              7 buildings                                                                    RD (3)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
PARKER        Parker        Sunflower    June 2002    $1,434,000   4 1BR Units   $440        $682,000     $469,330
ESTATES       Estates       (Sunflower                             24 2BR Units  $452        RD (3)
              Apartments    County),                               4 3BR Units   $465
                            Mississippi                                                      $327,600
              8  buildings                                                                   RD (3)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 9 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 9 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   This is a rehabilitation property.

3. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

Byhalia (Byhalia): Byhalia is in Marshall County, Mississippi on U.S. Highway 78 approximately 20 miles southeast of Memphis, Tennessee. The population is approximately 10,000. The major employers for Byhalia residents are Thomas & Betts Corp. (electrical components), Hunter Fan (electric fans), and Gen/Havea Tampa Co. (cosmetics).

Sunflower (Parker Estates): Sunflower is in Sunflower County, Mississippi near the intersection of U.S. Highway 82 and State Highway 3, approximately 80 miles northwest of Jackson. The population is approximately 1,250. The major employers for Sunflower residents are Modern Line Products (lawn mowers), Delta Pride (catfish processing) and Ruleville Manufacturing (outerwear).

-----------------------------------------------------------------------------------------------------------------
                                          LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                     GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL      PROPERTY     PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 9's CAPITAL
PARTNERSHIP     PARTNER      MANAGER (1)  FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
BYHALIA         SEMC, Inc.   Southeastern $31,163        Series 9:       99.98/.01/.01        $244,507
                (7)          Management                  Greater         30/70
                             Company,                    of $1,500 or
                             Inc. (8)                    15%
                                                         LGP: 70% of
                                                         the balance
                                                         The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
PARKER          SEMC, Inc.   Southeastern $42,750        Series 9:       99.98/.01/.01        $328,498
ESTATES         (7)          Management                  Greater         30/70
                             Company,                    of $2,500 or
                             Inc. (8)                    15%
                                                         LGP: 70% of
                                                         the balance
                                                         The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------

1. Each local limited partnership will employ either its local general partner or an affiliate of its local general partner, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

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

2. Each local limited partnership will pay its local general partner or an affiliate of its local general partner fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 9 and the local general partner of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of
     (i) Series 9, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partner.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 9, and (ii) the local general partner. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 9 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 9 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 9 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. SEMC, Inc., a Mississippi corporation, has developed 15 low income housing properties since 1997. Operating deficit and tax credit guarantees will be provided by Bobby Little, vice president of Southeastern Management Company, Inc. Mr. Little has represented to Series 9 that he had a net worth in excess of $1,500,000 as of August 2001.

8. Since 1997, Southeastern Management Company, Inc., a Mississippi corporation, has managed 15 low income housing properties consisting of 538 units.



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